ASSIGNMENT AGREEMENT

This Assignment Agreement is entered into this 30th day of August, 2007, by and between:

PetroSouth Energy Corporation – Sucursal Colombia, (hereinafter PetroSouth) the Colombian branch office of a foreign corporation duly incorporated by Public Deed No. 00657 or 2007 of Notary 35 of Bogota, acting herein through its legal representative Mr. Felipe Pimienta Barros with C.C.79.785.924; and

Petroleum Equipment International Ltda. – PEI Ltda.  (hereinafter PEI) a Colombian Company duly incorporated by Public Deed No. 4.533 or 1989 of Notary 25 of Bogota, acting herein through its legal representative Mr. Omar Leal Quiroz with C.C.91.241.011.

WHEREAS

A Contract for the Exploration and Exploitation of the Buenavista Sector was entered into by Tecnicontrol S.A. and PEI (with a joint and several liability by reason of an “Union Temporal” agreement- Union Temporal Omega Energy) with the Agencia Nacional de Hidrocarburos (the ANH) on November 8, 2004 (the Buenavista Contract).

The Buenavista Contract is actually in the Third Exploration Phase, and the actual Parties thereto have committed to continue with the exploration obligations under the Minimum Exploration Program at least through the year 2008.

Under the Buenavista contract the Bolivar -1 well was drilled with it a Discovery was made causing Contractor to apply for an Exploitation Area and the presentation of a Development Plan currently under consideration of the ANH.

Bolivar -1 well is currently producing 19.1° API crude at an average monthly rate of approx. 3,725 Bbls, and production is currently being sol domestically.

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Through successive assigns and changes in ownership the Participating Interests in the Buenavista Contract, in front of the ANH, today appear to be distributed as follows:

Tecnicontrol	50%
Bohemia	25%
PEI	25%

Through private agreements to be effective among the Parties, the Participating Interests in the Buenavista Contract today appear to be:

TC Oil and Services, S.A. (TCOil)	50%
Quality Services and Investments – QSI	12.5%
PEI	37.5%

On April 20, 2007, TCOil and PEI (as Members of the UTOE) have entered into a Heads of Agreement with the officers of Burgan Energy PTY, Ltd (hereinafter “Burgan”), a company of Australia, whereby these investors agree to certain financial and operational obligations, (as described in the Annex 1 to this MoU) namely to pay in full the AFE’s for the drilling, completion and short tests of:

(i)	1 exploration well in the Bolivar structure (inside the Exploitation Area)
(ii)	1 exploration well to satisfy the 4th Phase of the Minimum Exploration Program under the Buenavista Contract.
(iii)	1 development well.

On June 7, 2007, PEI and PetroSouth entered into a Memorandum of Understanding (the MoU), whereby PEI agreed to sell and assign 16% of its unencumbered Participating Interests in the Buenavista Contract to PetroSouth, provided PetroSouth had complied with its payment obligations thereunder.  This MoU was also executed by TCOil in its capacity as Operator for the Buenavista Contract and as creditor and titleholder of encumbrances upon PEI’s Participating Interest.

On June 7, 2007, PetroSouth paid PEI as good and valuable consideration, the amount of Five hundred thousand US dollars (USD 500,000).

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On July 2nd, 2007, PetroSouth paid PEI or its designated beneficiaries, as good and valuable consideration, the amount established on the MoU; thus earning the right to begin to receive sixteen percent (16%) of distributable production originated in the Bolivar -1 well accrued as July 1st, 2007, and in any other wells within the Buenavista contract Area as of that date.

On July 10, 2007, TCOil issued a certification indicating that “as of July 2nd, 2007, PEI has paid in full any and all liabilities for TC Oil “…and” as of that date there is no hindrance, limitation, lien nor any other form of encumbrance on the 16% Participating Interest that PEI is assigning to PetroSouth”.

The same TC Oil certification warrants that “Because of the assignment by PEI to PetroSouth, the Participating Interests in the Buenavista Contract shall be distributed as follows:

TC Oil	50%
PEI LTDA	21.5%
Quality Services and Investors S.A.	12.5%
PetroSouth	16%

PetroSouth desires to acquire sixteen percent (16%) of the total Participating Interests in the Buenavista Contract, actually belonging to PEI, and to have full, clear and unencumbered title to such 16%, including 16% of any production, under any public and private agreements.

NOW THEREFORE, in consideration of the premises and of the payments, mutual covenants and agreements set forth in the MoU and under this Assignment Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged hereby, the Parties hereto agree as follows:

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DEFINITIONS AND INTERPRETATION

1.1	Definitions

When used in this Assignment Agreement, the following terms and expressions shall have the following meanings:

(a)	“Accounting Procedure” means the procedure attached as exhibit “A” to the Joint Operating Agreement;

(b)
“AFE” means Authority for Expenditure to include all costs, surface and down-hole related to the drilling, completion and short term tests of a given well;  and “Drilling AFE” means for the purpose of this Assignment Agreement, the Authorization for Expenditure regarding only the down hole costs including the drilling, completion and short term tests for a given well.  This definition will apply to the obligations under the “Heads of Agreement” entered into with the Burgan Energy.

(c)	“Agreed Interest Rate” means the maximum interest rate allowable under Colombian law (maxima tasa de interes moratorio).

(d)	“Agreement” means this Assignment Agreement.

(f)	“Applicable Law” means, the Laws of Colombia.

(e)	“Assignment Approval” means the consent by ANH required for the assignment of the Earned Interest by PEI to PetroSouth;

(f)
Burgan means Burgan Energy PTY Ltd. a company of Australia, in the process of establishing its Colombian branch office which has agreed to perform the obligations and responsibilities described in Annex 1 hereto.  Should Burgan sell or assign or change its name or change of control, when used in this Assignment Agreement or in the JOA the term shall be construed to apply to any successor, purchaser, and assignee or Burgan.

(g)
“Business Day” means any day on which banks are open to transact commercial business generally in both Houston, Texas and bogota, D.C., Colombia, but specifically excluding any Saturday, any Sunday or any other day of the week that is a legal or statutory holiday in either Houston, Texas USA or Bogota, D.C., Colombia;

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(h)	“Claim” means any claim, demand, lawsuit, proceeding, hearing, arbitration or governmental investigation;

(i)
“Contract” or ‘Buenavista Contract” means the Contract executed on November 8, 2004, Tecnicontrol S.A. and PEI, jointly as Union Temporal Omega Energy with the “Agencia Nacional de Hidrocarburos – ANH – “, for the Exploration and Exploitation of Hydrocarbons for the Buenavista Sector, (hereinafter the Buenavista Contract) which is currently valid and enforceable;

(j)	“Earned Interest” means and undivided 16% Participating Interest calculated as of the Earning Date

(k)	“Earning Date” has the meaning given thereto in Section 2.1.

(l)	“Earning Obligations” has the meaning given thereto in Section 2.1;

(m)
“Encumbrance” means any lien, pledge, option to sale or purchase, or agreement in favour of a third party, guaranteeing payment obligations and impeding the free and clear transfer of the participation interests.  In the context of this Assignment Agreement and without prejudice to any other cases, Encumbrance shall mean the penalties and guarantees offered by PEI to TC Oil as collateral for its investment and as described in the “Convention Unico de Pages, and any amendments thereto, or to any “Fiduciaria” in regard to its share of production.

(n)
“Joint Property” means any of the facilities, property, equipment, materials and other assets, rights and interests that would be “Joint Property” under the Operating Agreement if the Operating Agreement were to have come in to effect and governed operations on the Contract Area from and after the date of this Agreement;

(o)
“Liabilities” means all liabilities and obligations, under other Applicable Law, under contract or otherwise, whether contractual, statutory or otherwise, whether absolute or contingent and whether based on fault, strict liability or otherwise;

(p)	“Minimum Exploration Program” has the meaning given thereto in the Contract.

(q)
“Operating Agreement or Joint Operation Agreement or JOA” means the joint operating agreement to be entered into among the TCOil, PEI, Quality Services and Investors S.A. and PetroSouth and as a condition precedent for the third payment by PetroSouth.  The Operating Agreement shall be based on the AIPN (International Association of Petroleum Negotiators) most recent form;

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(r)
“Participating Interest” means an undivided beneficial and legal interest in and to the Contract, the Contract Area and the Joint Property and which shall be expressed as a percentage of the total interests of all Parties therein;

(s)	“Party” means a party to this Assignment Agreement;

(t)	“Phase” means a phase of the exploration period as defined in the Contract and, when “Phase” is followed by a numeral, means the similarly numbered phase under the Contract;

(u)	Quality Services and Investors S.A., (QSI) a company of Colombia established by public deed number 1734 of 2003, from Notary 34 of Bogota.

(v)	TC Oil and Services S.A. (TC OIL), a company of Colombia established by public deed 2.492 or 2.004, from Notary 39 of Bogota.

All definitions contained n the Buenavista Contract and in the JOA are adopted and incorporated into this Assignment Agreement by reference.

2.	Schedule of Payments:

2.1	PetroSouth has paid to PEI or to PEI designated beneficiaries and to PEI’s satisfaction:

(i)	Five hundered thousand dollars (SD 500,000) on June 7, 2007, upon the signature of the MoU.

(ii)	Nine hundred fify thousand US dollars (USD 950,000) on July 2nd, 2007. (This payment had the 5% discount, because was paid before July 10, 2007).

2.2	PetroSouth, have to pay to PEI the next following payments:

(iii)	One million US Dollars (USD 1,000,000) on September 10, 2007.

(iv)	One million US Dollars (USD 1,000,000) on the 31st of May 2008.

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Upon making these payments to PEI, PetroSouth shall have complied with its Earning Obligations.

3.	Content/Scope of the Payments by PetroSouth.

3.1
PEI understands, agrees and accepts that the Payments made by PetroSouth (irrespective of the destination of such Payments) constitute a full complensation for the 16% Participating Interest, a compensation for any costs incurred to date (“sunk costs”) and a payment in advance of any and all operational (capex and opex) and administrative costs of the petroleum operations related to the performance of:

(i)  One (1) exploration well required to comply with Phase 3 of the Minimum Exploration Plan;

(ii)  One (1) exploration well scheduled to be drilled within the Exploitation Area, designated as Bolivar 2 or Buenavista -1 and

(iii)  the exploration well required to comply with Phase 4 of the Minimum Exploration Plan; the spudding date expected to be no later than 17th October of 2008, which implies payment by PetroSouth no later then 31st March of 2008.

Any Operation other than the Operations described in this section 4.1, shall be decided, and paid for according to the general rules and practices of the oil industry as contained in the JOA to be entered into among all the Parties having Participating Interests in the Buenavista contract.

3.2
Payments by PetroSouth are considered sufficient and timely to cover PetroSouth’s share in any and all administrative and operational costs and expenses (capex and opex) related to the operations and activities described in 4.1, (irrespective of the actual costs and irrespective of payments received from other investors) and PEI shall instruct the Operator to refrain from requesting any further funding from PEI in regard to the activities and operations described in section 4.1.

3.3
Should PetroSouth delay any of the payments described in 2.2 (i) or (ii) hereinabove, PetroSouth agrees to pay the Agreed Interest Rate which shall accrue during no more than 30 days.  Should delay continue after this 30 day period and without prejudice to the Agreed Interest rate, PetroSouth shall be considered in Default and section 7 of this Assignment Agreement shall apply.

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4.	Effective of Earning Obligations.

4.1
On the Day when PetroSouth has met its Earning Obligations, it shall acquire the right to 16% of Joint Property, including the right to receive 16% of Distributable Production (total production minus royalties), originated in the Bolivar -1 well.

4.2	PetroSouth shall be entitled to receive from Operator all the information (operational, financial, commercial or otherwise) regarding the Buenavista Contract.

4.3
PetroSouth shall be entitled to receive in kind and dispose of 16% of the Distributable Production originated in the Bolivar -1 well and any other well that becomes productive within the Buenavista Contract Area.  PEI shall release this portion of production from any “fiducia” or any other form of Encumbrance, in such a way that PetroSouth shall be free to sell its share of production independently, from the rest.

4.4	PEI shall advise Burgan of this Assignment Agreement and PetroSouth requirement that any JOA should include PetroSouth as legal holder of 16% of Participating Interests in the Buena Vista Contract.

5.	PEI’s obligations in regard to PetroSouth’s share.

5.1
In the event Burgan does not perform (by default or otherwise), and the remaining Parties -TCOIL, PEI, QSI and PetroSouth- become liable for the Operations described in 4.1, then PEI, in addition to paying its own share of all administrative and operational costs and expenses (opex and capex) under the appropriate AFEs, shall also make all payments that would have otherwise become payable by PetroSouth’s on account of its 16% share of the Operations described in 4.1, for which it has already received payment in advance.

5.2	Should PEI delay or default in making any such payments, it shall be considered in Default under section 8 of this Assignment Agreement.

5.3
PEI agrees to grant as collateral and guarantee for the performance of its obligation to PetroSouth under this Assignment Agreement.  Such guarantee shall consist namely in the establishment of and Encumbrance or PEI’s Participating Interests in any other E&P contract, preferably a contract where production is originated or in the Talora Contract, at PetroSouth’s option, and to be finally determined in a “Guarantee Agreement” to be executed no later than August 20, 2007.  Should PEI fail to execute the Guarantee, then it shall become obligated to reimburse PetroSouth for any and all money received from PetroSouth to that day plus the Agreed Interest Rate and no other obligations shall be due by PetroSouth under this Assignment Agreement and the JOA.  PetroSouth shall be entitled to initiate legal action against PEI based on the MoU or based on this Assignment Agreement.  “PEI le reconoce pleno merito ejecutivo a este documento y sin necesidad de protesto podra proceder al cobro ejecutivo”.

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Such Guarantee shall foresee that per every One hundred million pesos (ColPs 100MM) of outstanding indebtedness towards the Buenavista Operations, PEI shall automatically assign in favour of PetroSouth a one percentage point of its participating interests in the chosen Contract.  The Guarantee Agreement shall describe in detail the conditions for such assignment.

6.	Assignment Agreement, Guarantee Agreement and JOA

6.1
The Parties agree to enter into this Assignment Agreement, a Guarantee Agreement and a JOA no later than September, 10, 2007 and as condition precedent for the payment of the third installment described in 4.1 hereinabove.

6.2
Upon the execution of the Assignment Agreement, PEI shall begin and shall cause TCOil to begin the proceedings described in Clause 25 of the Buenavista Contract and all parties agree to mutually cooperate in satisfying the requirements established by the ANH for the recognition of PetroSouth as assignee of 16% of the Participating Interests.

7.	Default.

7.1
Not whithstanding any other remedies described herein, if PEI incurs in Default hereunder, PEI shall be penalized with a default fee of 30%; therefore, PEI will return all monies received from PetroSouth plus a thirty percent (30%) no later than 90 days following the day of Default.

7.2
If PetroSouth incurs in Default hereunder, PetroSouth shall be penalized with a default foee of 30%; therefore, PEI will return all monies received from PetroSouth minus a thirty percent (30%) no later than 90 days following the day of Default.

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8.	Governing Law

(a)	This Agreement shall in all respects be subject to and be interpreted and construed in accordance with the laws of Colombia

(b)
The parties hereto expressly waive the requirement of a court declaration that either one is in default when it has failed to perform its obligations hereunder.  Therefore, each party hereto hereby expressly accepts that another party hereto may exercise its rights simply by a written notice forwarded in the event of a default hereunder.

9.	Dispute Resolution and Arbitration

(a)	Direct Negotiation between the Parties

Any conflict or dispute arising between PEI and PetroSouth in regard to this Assignment Agreement and the subsequent agreements shall be first submitted to the highest officer of the Parties in Dispute and they shall attempt a direct solution within eight (8) days following the advice of the controversy.  Should the Parties in the dispute fail to reach a direct agreement on the matter, section (b) below shall apply.

(b)	Arbitration

Any dispute arising between PEI and PetroSouth which has been solved directly as set-forth above, shall be submitted to the decision of an Arbitration Tribunal according to the Colombian law following the rules and procedures of the Chamber of Commerce of Bogota.  The tribunal shall be formed by a single arbitrator or three arbitrators as the case maybe under Colombian law, all chosen by the mutual agreement of the Parties.  The arbitrators should be duly licensed Colombian Lawyers with more then 15 years experience in the international oil industry, and fully bilingual in the English and Spanish languages.  The venue shall be city of Bogota.

10.	Taxes.

PEI and PetroSouth declare to be knowledgeable and agree to comply with the Colombian Tax system applicable to this Assignment Agreement and the subsequent agreements; therefore PEI accepts any withholdings on account of stamp tax and purchases that may be applicable.

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11.	Third Party Beneficiary.

This Assignment Agreement and the subsequent agreements are also executed by TCOil and Quality Services S.A., to indicate its knowledge and acceptance of the terms and conditions herein set-forth, and namely to recognize that by the payments made by PetroSouth it shall free any encumbrance.

12.
Representations and Warranties by PEI:  13.1 PEI hereby represents and warrants that it has all the appropriate corporate authorities and power under their by-laws to enter into this Agreement and any other agreements that may derive herefrom;

12.1
PEI hereby represents and warrants that it has obtained from the other parties in and to the Buenavista Contract the appropriate authorities and power for the negotiation and execution of this Agreement and any other agreements that may derive herefrom;

12.2	PEI hereby represents and warrants that by the execution and performance of this Agreement it is not in violation of any law nor any other contract or agreement, public nor private;
12.3
PEI hereby represents and warrants that no other person nor entity, nor public nor private has any interest, right nor obligation in the Buenavista contract and that such interests, rights and obligation are free of any limitation, lien, or restriction other than the ones arising from the Buenavista Contract or Colombian Law, and is assigning them free of any such lien or encumbrance to PetroSouth.  In any case, PEI shall be bound to the reparations under the Law.  (“opligacion de salir al saneamiento conforme a la ley”)

12.4
PEI hereby represents and warrants that the Buenavista Contract is valid and in good standing and that it shall continue to adopt all measures and conducting all actions as may be necessary for the Buenavista Contract to remain effective and enforceable.

13	Representations and Warranties by PetroSouth:

13.1	PetroSouth represents and warrants that it has all the appropriate corporate authorizations according to its by-laws to enter into this Agreement and in any other agreements that may derive herefrom;
13.2	PetroSouth represents and warrants that by the execution and performance of the Agreement it is not in violation of any law now any other contract or agreement, public or private;

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13.3	PetroSouth represents and warrants that no other person or entity has any interests, rights or obligations hereunder or in the contracts that may derive herefrom.

In witness of the above, the Parties hereto execute this Assignment Agreement on the day first above written.

Signature

By:	PETROLEUM EQUIPMENT INTERNATIONAL, LTDA.

/s/ Omar Leal Quiroz
Omar Leal Quiroz
C.C.91.241.011 de Bogota

By:	PETROSOUTH ENERGY CORPORATION – SUCURSAL COLOMBIA

/s/ Felipe Pimienta Barrios
Felipe Pimienta Barrios
C.C.79.795.924

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